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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                 Amendment No. 1


                           SilverStream Software, Inc.
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                                (Name of Issuer)

                     Common Stock, $.001 par value per share
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                         (Title of Class of Securities)

                                   827907 10 6
                                 (CUSIP Number)


                                December 31, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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CUSIP No. 827907 10 6             SCHEDULE 13G                 Page 2 of 9 pages
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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Matrix Partners IV, L.P.

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2.   Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ]
                                                                         (b) [ ]
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3.   SEC Use Only

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4.   Citizenship or Place of Organization                               Delaware

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                            5.   Sole Voting Power                    See Item 5
NUMBER OF SHARES
BENEFICIALLY OWNED BY       ----------------------------------------------------
EACH REPORTING PERSON       6.   Shared Voting Power                  See Item 5
WITH:
                            ----------------------------------------------------
                            7.   Sole Dispositive Power               See Item 5

                            ----------------------------------------------------
                            8.   Shared Dispositive Power             See Item 5

----------------------- --- ----------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person     See Item 5

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10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                      [ ]

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11.  Percent of Class Represented by Amount in Row (9)                See Item 5

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12.  Type of Reporting Person (See Instructions)                              PN

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                               Page 2 of 9 pages
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CUSIP No. 827907 10 6             SCHEDULE 13G                 Page 3 of 9 pages
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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Matrix IV Entrepreneurs Fund, L.P.

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2.   Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ]
                                                                         (b) [X]
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3.   SEC Use Only

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4.   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

                            5.   Sole Voting Power                    See Item 5
NUMBER OF SHARES
BENEFICIALLY OWNED BY       ----------------------------------------------------
EACH REPORTING PERSON       6.   Shared Voting Power                  See Item 5
WITH:
                            ----------------------------------------------------
                            7.   Sole Dispositive Power               See Item 5

                            ----------------------------------------------------
                            8.   Shared Dispositive Power             See Item 5

----------------------- --- ----------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person     See Item 5

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                      [ ]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                See Item 5

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12.  Type of Reporting Person (See Instructions)                              PN

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                               Page 3 of 9 pages
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CUSIP No. 827907 10 6             SCHEDULE 13G                 Page 4 of 9 pages
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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Matrix IV Management Co., L.P.

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2.   Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

                            5.   Sole Voting Power                    See Item 5
NUMBER OF SHARES
BENEFICIALLY OWNED BY       ----------------------------------------------------
EACH REPORTING PERSON       6.   Shared Voting Power                  See Item 5
WITH:
                            ----------------------------------------------------
                            7.   Sole Dispositive Power               See Item 5

                            ----------------------------------------------------
                            8.   Shared Dispositive Power             See Item 5

----------------------- --- ----------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person     See Item 5

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                      [ ]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                See Item 5

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN

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                               Page 4 of 9 pages
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CUSIP No. 827907 10 6             SCHEDULE 13G                 Page 5 of 9 pages
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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Timothy A. Barrows

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                          United States

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                            5.   Sole Voting Power                    See Item 5
NUMBER OF SHARES
BENEFICIALLY OWNED BY       ----------------------------------------------------
EACH REPORTING PERSON       6.   Shared Voting Power                  See Item 5
WITH:
                            ----------------------------------------------------
                            7.   Sole Dispositive Power               See Item 5

                            ----------------------------------------------------
                            8.   Shared Dispositive Power             See Item 5

----------------------- --- ----------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person     See Item 5

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                      [ ]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                See Item 5

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              IN

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                               Page 5 of 9 pages
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CUSIP No. 827907 10 6             SCHEDULE 13G                 Page 6 of 9 pages
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ITEM 1(a)      NAME OF ISSUER:
               SilverStream Software, Inc.


ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               Two Federal Street
               Billerica, MA 01821

ITEM 2(a)      NAME OF PERSON FILING:

               Matrix Partners IV, L.P.. ("Matrix IV); Matrix IV Entrepreneurs Fund, L.P. ("Entrepreneurs", and together with Matrix IV, the "Partnerships"); Matrix IV Management Co., L.P. ("Management"), the general partner of each of the Partnerships; and Timothy A. Barrows ("Barrows"), the general partner of Management who has sole voting and dispositive authority with respect to shares of SilverStream Software, Inc. held of record by the Partnerships.


ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The address of the reporting persons is:

               1000 Winter Street, Suite 4500
               Waltham, MA  02451


ITEM 2(c)      CITIZENSHIP:

               Matrix IV is a limited partnership organized under the laws of the State of Delaware. Entrepreneurs is a limited partnership organized under the laws of the State of Delaware. Management is a limited partnership organized under the laws of the State of Delaware. Mr. Barrows is a citizen of the United States.


ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.001 per share (the "Common Stock").


ITEM 2(e)      CUSIP NUMBER:

               827907 10 6


ITEM 3         DESCRIPTION OF PERSON FILING:

               Not applicable.


ITEM 4         OWNERSHIP:

               (a)  AMOUNT BENEFICIALLY OWNED:

                    See Item 5

----------------------------


                               Page 6 of 9 pages
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CUSIP No. 827907 10 6             SCHEDULE 13G                 Page 7 of 9 pages
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               See Item 5

               (b)  PERCENT OF CLASS:

                    Matrix IV:                   See Item 5
                    Entrepreneurs:               See Item 5
                    Management:                  See Item 5
                    Mr. Barrows:                 See Item 5

               (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                    See Item 5

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X}


ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.


ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.


ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.


ITEM 10        CERTIFICATION:

               Not applicable.

                               Page 7 of 9 pages
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CUSIP No. 827907 10 6             SCHEDULE 13G                 Page 8 of 9 pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2001


                                   MATRIX PARTNERS IV, L.P.


                                   By:  Matrix IV Management Co., L.P.
                                        General Partner


                                        By: /s/ Timothy A. Barrows
                                            ------------------------------------
                                             Timothy A. Barrows
                                             General Partner


                                   MATRIX IV ENTREPRENEURS FUND, L.P.


                                   By:  Matrix IV Management Co., L.P.
                                        General Partner


                                        By: /s/ Timothy A. Barrows
                                            ------------------------------------
                                             Timothy A. Barrows
                                             General Partner


                                   MATRIX IV MANAGEMENT CO., L.P.


                                        By:
                                        By: /s/ Timothy A. Barrows
                                            ------------------------------------
                                             Timothy A. Barrows
                                             General Partner

                                            /s/ Timothy A. Barrows
                                   ---------------------------------------------
                                               Timothy A. Barrows

                               Page 8 of 9 pages